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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-13325 and 333-13411) of Starwood Lodging Trust and Starwood Lodging Corporation of our report dated February 10, 1997 relating to the combined financial statements of Pru-HEI Hotel Group, which appears in the Current Report on Form 8-K of Starwood Lodging Trust and Starwood Lodging Corporation dated February 13, 1997.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
February 13, 1997